EXHIBIT 10.9

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Laboratorio  DIREZIONE

                    <General Plastic Developmental Program>
                           GENERAL PROGRAM AGREEMENT

Between:

Sebastiano Assennato, born in Pachino (SR) on 06/07/38, living in Siracusa, in viale Tica, 145, having fiscal code SSN SST 38L06 G211P. by himself and in the name of <ASCO, srl> (in the agreement, also only "Asco"), having legal office in Siracusa, in via Arno,13, with identify codes: Tribunale di Siracusa, n. 6860 of Company index; CCIAA di Siracusa, n. 81230, company asset It{pound-sterling}. 90.000.000 (novantamilioni) i.v., CF/PI 00878580893;

Lamberto Giorgi, born in Piglio il 08/05/50 and living in Piglio, via S. Lorenzo 4, by himself and in the name of <Gima Industria srl> having offices in Anagni, Localita Paduni, with identify codes: P.O. 01689290607, iscrizione cciaa di Frosinone, n. 94595 e Tribunale di Frosinone, n. 9141, in the agreement represented by Mr. Andrea Videtta;

HansPeter Hoffmann, born in San Gallo (CH) il 20/03/32 and living in Triesen (Liechtenstein), FingaStrasse,8, by himself and in the name of a new company to consolidate:

Gary De Laurentiis, born 20/04/44 in Florida (USA) and living in Uthica, in North street Rd. 11152, 43080 Ohio, agent in this preliminary agreement also for <Wilmington Inc.,> and <Myers Industries>, US companies that declaired their interest to be involved in GPDP;

Bruce Eric Maxwell, born in Zaneville (Ohio, Usa), 06/06/66 and living in Usa, by himself and in the name of <Iris Advanced Technologies, Ltd>, Newark, Ohio
(USA), in 299 Deo Drive, in the agreement represented by Mr. James Christopher Wingeier, his partner in <Iris Advanced Technologies, Ltd>, and undersigning the agreement;

Cosimo Nutricati, born in Gagliano del Capo (LE) it 25/07/64 and living in Fondi (LT), via A. Costa, 19, avente C.F. NTR CSM 641L25 D851 , by himself and in the name of a new company to consolidate;

Carmela Valentino, born in Caserta l; 11/02/75 and living in Santa Maria a Vico, via Panoramica, 29, fiscal code C.F. VLN CML 75B51 B963E,

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By himself and in the name of <Forplast srl> having legal size in Arienzo (CE), via Unita d'Italia; company asset It{pound-sterling}.. 20.000.000
(ventimilionidilire) i.v.

Paolo Ravana, born in Ferrara l' 11/02/75 and living in Frarara, by himself and in the name of <Officine Faro srl>, having legal size in Raviscanina (CE), company asset It{pound-sterling}.. 20.000.000 (ventimilionidilire) i.v., undersigning the agreement by Mr. Andrea Videtta

Andrea Videtta, in the name of <Cesmet Laboratorio srl>, Napoli, piazza Salvo D'Acquisto, 6, with identify codes: Tribunale di Napoli n. 3004/87, CCIAA di Napoli n. 424866, company asset It{pound-sterling}.. 90.000.000
(novantamilionidilire) i.v. CF/PI 05251040639.

James Christopher Wingeier, born in Mt. Vernon (Ohio, Usa) il 27/09/66, by himself and in the name of <Iris Advanced Technologies, Ltd>, Newark Ohio
(USA), 299 Deo Drive;


In the main office of <Cesmet Laboratorio srl> in Napoli, piazza S.D'Acquisto.6

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That being said before:

   a- Cesmet is a firm qualified for technical and commercial factory consulting. It works also in international market directly or with partners and collaborates with public and private companies and institutions;

   b- In the field of its activities The Ce has established with the Fix, with its President, mr. Gary De Laurentiis (he will be named "Mr.G" in the document), to develop a general program of partnership, now named "GPDP" (General Plastic Developmental Program) finalized to import in Italy, and from Italy also all over Europe, some of technologies, machines and equipments (most of wich is patented by US companies). The primary field of action is on recycling and riusing plastic materials coming from the urban waste stream.

   c- "GPDP" was a very interesting enterprise for the above people with different operated purpose. Each of them has references for GPDP's growth strategic contribution and for subscribing this summary agreement from which specific finalized agreement will be descended.

   d- Mr.G, in keeping to the terms agreed upon in Heath, has involved a number of the US companies in the development of GPDP. From this agreement He plays an Italian agent list.

   e- The US Companies have accept to transfer the patents' management, for Italy and from Italy all over Europe, to new Italian structures, in which they will have a share, limited to the European market development. The patents' ownership'll remain in property of the US company. These licences could be leaving to other firms only if reliable requirements and a due market will be exist. US Companies must also show, when required by European and Italian laws, good financial references to consolidate the quote of investiment that all projects will need by the share-partnership of everyone new company, consolidated to develop GPDP.

   f- All of the above listed people, in the name of their respective companies, want engage to the GPDP's development for the purpose to put the ended products on national and European market. For this purpose they will locate the national and European financing facility.

   g- All of the above listed people, accepting what just defined by Cesmet and Mr.G in Heath (ctr. B), declaired everyone to be interested to consolidate, also in the name of their own companies, for the commercial management of the GPDP, one only commercial company. The mission of this new company, directly shared by all of the above listed people, it'll be to import and sell equipments and machines from US to Italy and sell final products produced by all the productive companies involved in GPDP, in Italy, Europe and Mediterranean Area.

   h- The Cesmet has showed the main purposes either to public organization or to structures that work for the enterprise's development in Italy. From

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       these meeting the Cesmet has received good advices also about the direct partnership in shares of the new companies (in minus percent, max 30% of shares) for US companies interested to develop GPDP, so that Italian partners can be sure of the liability's assumption n by US companies about that all plants builted with US technologies, equipments and Know-how they'll work immediately in the best way.

DEFINITION POINTS OF THE AGREEMENT:

   1. The undersigned agreement defines all terms of technical and commercial partnership between all of the above listed people and companies. Undersigning this agreement everyone impign himself to respect all the other one and impign himself to work for the best result of GPDP that has, like mission, to insert, in Italian and European market, new king of final plasticmade products characterized by high profit manufacturing recycled plastic raw material: pallets, bins, floor-tiles, aste poles for garden furnitures, such as all kinds of new products that the market could request in the next future.

   2. GPDP, growing up the first general agreement undersigned in Heath, defines the organization of all the Program and all deversous kind of missions, for everyone of these companies, undersigning the agreement such us exposed also in the draft exhibit connected to the agreement.

   3.  GPDP is organized on three operative levels:

   1st level, strathegic and commercial mission:

   It's put on the top of the organization chart of GPDP the commercial company shared by the 2nd level companies. The mission of the 1st level company is:

   - to research, to find and to test all machines, equipments, technologies, patents and know how that could be strathegic to develop the GPDP and that 1st level company provides to sell to 2nd and 3rd level companies to realize their own productive activities;

   - to test continuously the market, to understand his development such to supplie the definition of all the productive programs of everyone productive company involved in GPDP;

   - to realize yearly marketing activities, to find new purchase-customers for final products, to sell final products made by the productive companies involved in GPDP.

   1st level company has his own profit only by royalties coming out from selling machines to the 2nd and 3rd level companies, and from selling

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   products, that everyone of the companies involved in GPDP will transfert to the 1st level company for selling. Products that'll be transfert to the first level company for selling, it will be not minus than 30% of the full productive capacity of everyone company.

   Direct agreements undersigned between 1st level company and everyone of 2nd and 3rd level companies could change this percent, freely.

   2nd level, productive companies ablied to manage patents and licenses

   Are involved into 2nd level of GPDP all productive companies that share the first level company. Some of these could also be consolidate to realize only applied research, like showed on attached exhibits. Being companies starting from the first definition and consolidation of GPDP, and first buyers of machines, plants and technologies imported from U.S., all these companies'll manage the licence-policy in front of new 3rd level companies, that will want to start with same productive activities. Now GPDP defines four 2nd level companies, having deversous company mission. Per each, their own activity is such defined, to produce pallets (2), bins (1), recycled plastic raw material (1). Fourth company'll work to recovery oils and bottles coming from motorcar's sector, such as also to recovery pesticides and bottles, to produce HDPE pellets to sell directly like raw material, and sell oil and pesticides recuperatidal trattamento. 2nd level companies have their own profit from their own activity, and also from getting licenses to produce, to all 3rd level productive companies that will want to start with productive activities, buying plans through 1st level company. Second level companies must give to the first level company not minus than 30% of their finished products, for selling, paying to 1st level company 10% of the selling value of products. Researching companies could also define to start with the production of prototype and serial plans and equipments, when their research will be finished with good results, and they can find to sell to the market, plans, equipments and technologies.

   3rd level, productive companies

   Are involved inside 3rd level of GPDP alla companies that'll want to start with productive activites buying equipments, machines and plants from 1st level company, and paying licence to work, to the direct corresponding 2nd level company. Third level companies are independent in production but, in every case, they must respect alla conditions imposed by GPDP to receive inside the Programm some company more:

   - to buy machines, equipments and plants from 1st level company, buying only kind of these, well referenced on 1st level company and from GPDP

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-  to pay licence to direct connected 2nd level company

- to respect all condition about selling products, such about the percentage of products to transfert to the first level company for selling (not minus than 30% of all production), such about the royalty to pay for selling activity (10% on purchase value of products), such about the general strathegy and policy of producing and selling, such like defined yearly by the first level company.

   1. Starting GPDP, new kinds of products that the market could require in the next future, on wich 1st level company could be able to find right suppliers of new machines, equipments, technologies and know-how, some of new companies, consolidated just to pruduce these new products could put inside 2nd level, becoming the fifth, the sixth {ellipsis}2nd level companies. The first four 2nd level companies could decide about new entry of 2nd level new partners company inside GPDP.

   2. Company involved in GPDP from now, will refered to Cesmet and Mr.G to define all projects, finalized to receive some of Italian Governmental aids to start with the productive activities. The contract that everyone company will give to Cesmet and Mr.G it will be regulated by another direct contract. To Cesmet and Mr.G it is just now also assigned the task to start up all the GPDP that will be payed to Cesmet and Mr.G by the companies involved into the starting up of GPDP.

   3. 6. Companies that will be involved later this agreement on third level, they could or not refer to Cesmet and Mr.G. to produce their own productive and enterptice projects, but in every case they must accept all conditions now defined to come inside GPDP, for 3rd level companies.

   4. People undersigning the agreement define to fix the consolidation of the first level company, not more late that 20/11/99, going in the same time to define all details of GPDP, with the definition, more, of all the direct agreements between the first four 2nd level companies, and the first level one. All people undersigning the agreements confirm to Cesmet and Mr.G to work on these definitions, so that GPDP could really start not later than 20/11/99, agreeing themselves to pay this work in the same time of the official consolidation of the first level company.

1.For logistic and traveling organizations, all people undersigning the agreement decide to undersign everyone by himself, also in deversous time and not all together. All people decide more that last time good to

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     undersign this agreement it will be next 8/10/99. Passed this day, some of them that has not undersigned the agreement will be put outside GPDP. Same people, at the same time, license Cesmet to complete all informations refered to the involved company, giving to all people copy of them, when ready, and completing first two pages of the present agreement.


Napoli, October 6th, 1999






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                                     GPDP
                      General plastic development program
                                  Description

The GPDP is an integral recovery, recycling and industrial reuse system that allows the recovery of high percentages of the plastic at today present on the market.

It is realized thanks to the coordinated actions of different operative enterprises, all of them associated in one only commercial and centralized structure (First Level Company). Institutions, government or regional but operative structure as well, can be partners of this kind of associated structure, depending on the law on environmental matters effective in the country of interest.

The ideal GPDP can be realized at this conditions:

   - existence of rules and laws obliging and controlling plastic recovery and production, on one hand, and, on the other hand, charging the plastic producers (reducing taxes when the producers demonstrate that the plastic is then recovered) and giving contributes to whom recovers it.

   - existence of private enterprises that can cover the entire area of one country with their activity, and their ability in subscribing general and productive agreements with plastic producers or consumers (petrol companies, commercial and distribution structures, agricultural association{ellipsis})

   - existence and availability of complementary technologies (for the recovery, sanitization and manufacturing. Second Level Companies) allowing the introduction on the market of products with high value added.

In case of existence of the above conditions the GPDP can be realized following these progressive stages:

   -   definition of the general program and agreements with institutions

   - subscription of agreements between the associated structure, or the single operators, and plastic producers or consumers

   -   agreements for the sale of the plastic with the final manufacturers

ITec can assist the interested subjects in the definition and realization of the above-mentioned conditions and stages, and in the direct provision of the necessary technology. Technology necessary both to the recovery operators and to some of the final manufacturers (production of pallets, bins, container parts etc.).

ITec makes its profit by:

   -   selling the machinery to recovery operators and manufacturers

   - providing the technical, commercial and training assistance to the recovery operators rather than bigger structure like ESSO, for example

   - realizing profits on the sale of the plastic, of course just in case of its participation to the association. Itec is not involved in the recovery stage because Eco2 users take care of it, or other operators, external to the GPDP, depending on the social politics and organization of the countries of reference (in Yugoslavia the waste recovery depends on the University, Safety Occupation Faculty; in Bulgaria depends on the no profit organization)

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The best conditions for ITec to start the GPDP in a foreign country are:

   - subscription of agreements with big plastic producers (Esso in Hungary, Agip and Ip in Italy) to supply the GPDP with a huge quantity of plastic to be recycled

   - subscription of purchase orders for the machinery with private enterprises

   - organization of promotional campaign with local governments or environmental agencies.

In case one area requires the intervention of more than one operator, is the operator itself, associated in the First Level Company, that requires the intervention of a third operator not part of the association (Third Level Companies).

The ideal running of the GPDP supposes:

   - many Third Level Companies in charge of the plastic recovery, directly connected to the Second Level Company

   - three Second Level Companies, or more: one for the treatment, and two, or more, for the manufacturing (one for HDPE and one for PET)

   - one only association, First Level Company, controlling the entire organization and providing that the plastic not sold on site can be sold abroad

With reference to Italy, and to the European Union in general, the government funds for the recovery program will be destined to the Second Level Companies, while the tax reductions will be destined to plastic producers.

Itec will only earn in percentage on this funds.